Exhibit 99.1

Sisecam Wyoming LLC

(A Majority-Owned Subsidiary of Sisecam Chemicals Wyoming LLC)

Financial Statements as of December 31, 2023 and 2022 and for the Years Ended December 31, 2023, 2022, and 2021, and Reports of Independent Registered Public Accounting Firms

SISECAM WYOMING LLC

(A Majority Owned Subsidiary of Sisecam Chemicals Wyoming LLC)

Report of Independent Registered Public Accounting Firm

Board of Managers and Members of

Sisecam Wyoming LLC

Atlanta, Georgia

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Sisecam Wyoming LLC (the “Company”) as of December 31, 2023 and 2022, the related statements of operations and comprehensive income, members’ equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the Board of Managers and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Agreements and Transactions with Affiliates

As presented in the financial statements and further described in Note 13 to the financial statements, the Company’s accounts receivable – affiliates, due to affiliates, cost of products sold – affiliates, selling, general and administrative expenses – affiliates account balances were $55,171 thousand, $4,882 thousand, $5,343 thousand, and $20,753 thousand as of and for the year ended December 31, 2023, respectively.  As the Company is a subsidiary and investee within two different global group structures, agreements directly between the Company and other affiliates, or indirectly between affiliates the Company does not control, can have a significant impact on recorded amounts or disclosures in the Company's financial statements, including any commitments and contingencies between the Company and affiliates or, potentially, third parties.

We identified the agreements and transactions with affiliates as a critical audit matter. Management’s judgment was required in performing cost allocations and auditing these elements involved especially challenging auditor judgement due to the nature and extent of audit effort and knowledge required on the relationships and potential related costs allocations to address these matters.

The primary procedures we performed to address this critical audit matter included:

•	Testing the Company’s affiliate listing for the year ended December 31, 2023, including testing the completeness and accuracy of the identification of the Company’s affiliate relationships, transactions, and commitments and contingencies originating outside of the Company by:
(i) reading internal minutes, publicly available financial filings and news sources related to the Company and its affiliates outside of the Company,
(ii) confirming with the Company's ultimate parent companies the affiliate relationships, transactions, and commitments and contingencies are identified and disclosed by the Company,
(iii) testing the accuracy of the cost allocations to ensure they are being recorded in the appropriate financial statement accounts.

/s/ BDO USA, P.C.

We have served as the Company’s auditor since 2022.

Charlotte, North Carolina

March 7, 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Members of

Sisecam Wyoming LLC

Atlanta, Georgia

Opinion on the Financial Statements

We have audited the accompanying statements of operations and comprehensive income, members' equity, and cash flows of Sisecam Wyoming LLC (the “Company”) for the year ended December 31, 2021, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the results of the Company’s operations and cash flows for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 15, 2022

We began serving as the Company's auditor in 2008.  In 2022 we became the predecessor auditor.

SISECAM WYOMING LLC
(A Majority Owned Subsidiary of Sisecam Chemicals Wyoming LLC)

BALANCE SHEETS
AS OF DECEMBER 31, 2023 AND 2022
(In thousands of dollars)

	2023	2022
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$6,476	$21,165
Accounts receivable, net	150,526	170,843
Accounts receivable-affiliates	55,171	53,924
Inventory	37,538	47,747
Other current assets	4,043	46,758
Total current assets	253,754	340,437

PROPERTY, PLANT, AND EQUIPMENT, NET	255,796	261,428

OTHER NON-CURRENT ASSETS	28,335	31,487

TOTAL ASSETS	$537,885	$633,352

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$9,030	$8,805
Accounts payable	27,531	37,066
Due to affiliates	4,882	6,061
Accrued expenses	50,410	59,326

Total current liabilities	91,853	111,258

LONG-TERM DEBT	104,147	128,177

OTHER NON-CURRENT LIABILITIES	15,386	16,113

Total liabilities	211,386	255,548

COMMITMENTS AND CONTINGENCIES (See Note 12)

MEMBERS' EQUITY:
Members’ equity — Sisecam Resources LP	170,062	173,497
Members’ equity — NRP Trona LLC	163,394	166,694
Accumulated other comprehensive income	(6.957)	37,613

Total members' equity	326,499	377,804

TOTAL LIABILITIES AND MEMBERS' EQUITY	$537,885	$633,352

See notes to financial statements.

SISECAM WYOMING LLC
(A Majority Owned Subsidiary of Sisecam Chemicals Wyoming LLC)

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2023, 2022 AND 2021
(In thousands of dollars)

	2023	2022	2021

SALES - OTHERS	$ 771,340	$ 720,120	$540,139
SALES - AFFILIATES	2,250	—	—
Total net sales	773,590	720,120	540,139

COST OF PRODUCTS SOLD	530,318	542,409	456,121
COST OF PRODUCTS SOLD - AFFILIATES	5,343	15,136	3,468

Total cost of products sold	585,661	557,545	459,589

GROSS PROFIT	187,929	162,575	80,550

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES - AFFILIATES	20,753	19,261	16,635

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES - OTHERS	2,600	5,377	3,731

OPERATING INCOME	164,576	137,937	60,184

OTHER INCOME (EXPENSE):
Interest income	1,382	—	—
Interest expense	(6,335)	(5,752)	(5,042)
Other expense, net	(74)	(120)	(83)

Total other expense, net	(5,027)	(5,872)	(5,125)

NET INCOME	159,549	132,065	55,059

Other comprehensive (loss) income on derivative financial instruments	(44,570)	31,644	5,897

COMPREHENSIVE INCOME	$114,979	$163,709	$60,956

See notes to financial statements.

SISECAM WYOMING LLC
(A Majority Owned Subsidiary of Sisecam Chemicals Wyoming LLC)

STATEMENTS OF MEMBERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2023, 2022 AND 2021
(In thousands of dollars)

			Accumulated
	Sisecam	NRP Trona	Other Comprehensive	Total Members'
	Resources LP	LLC	Income (Loss)	Equity

Balance at January 1, 2021	$136,459	$131,108	$72	$267,639

Allocation of net income	28,080	26,979	—	55,059
Capital distribution to members	(11,730)	(11,270)	—	(23,000)
Other comprehensive income	—	—	5,897	5,897

Balance at December 31, 2021	$152,809	$146,817	$5,969	$305,595

Allocation of net income	67,353	64,712	—	132,065
Capital distribution to members	(46,665)	(44,835)	—	(91,500)
Other comprehensive income	—	—	31,644	31,644

Balance at December 31, 2022	$173,497	$166,694	$37,613	$377,804

Allocation of net income	81,370	78,179	—	159,549
Capital distribution to members	(84,805)	(81,479)	—	(166,284)
Other comprehensive loss	—	—	(44,570)	(44,570)

Balance at December 31, 2023	$170,062	$163,394	$(6,957)	$326,499

See notes to financial statements.

SISECAM WYOMING LLC
(A Majority Owned Subsidiary of Sisecam Chemicals Wyoming LLC)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2023, 2022 AND 2021
(In thousands of dollars)

	2023	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$159,549	$132,065	$55,059
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	31,038	27,598	31,468
Loss on disposal of assets, net	885	4,085	965
Other non-cash items	316	690	(487)
(Increase) decrease in:
Accounts receivable - affiliates	(1,247)	(4,407)	(4,768)
Accounts receivable, net	20,318	(53,958)	(34,325)
Inventory	9,048	(18,428)	303
Other current and non-current assets	(94)	(43)	(2,069)
Increase (decrease) in:
Accounts payable	(9,006)	15,203	5,000
Accrued expenses and other liabilities	(9,135)	19,920	5,715
Due to affiliates	(1,179)	3,933	(554)

Net cash provided by operating activities	200,493	126,658	56,307

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(25,055)	(28,264)	(25,654)
Insurance proceeds	—	—	809

Net cash used in investing activities	(25,055)	(28,264)	(24,845)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving credit facility	197,000	158,000	83,500
Borrowings on other long-term debt	—	—	29,000
Repayments on revolving credit facility	(212,000)	(136,000)	(116,000)
Repayments on other long-term debt	(8,843)	(8,630)	(3,031)
Debt issuance costs	—	—	(1,394)
Cash distribution to members	(166,284)	(91,500)	(23,000)

Net cash used in financing activities	(190,127)	(78,130)	(30,925)

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	(14,689)	20,264	537

CASH AND CASH EQUIVALENTS:
Beginning of year	21,165	901	364

End of year	$6,476	$21,165	$901

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid during the year	$6,115	$5,113	$4,541

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING ACTIVITIES:
Capital expenditures on account	$2,240	$2,772	$4,105

See notes to financial statements.

SISECAM WYOMING LLC

(A Majority Owned Subsidiary of Sisecam Chemicals Wyoming LLC)

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2023 AND 2022 AND FOR THE YEARS ENDED DECEMBER 31, 2023, 2022 AND 2021

(Dollars in thousands)

1. Organizational Structure

A 51% membership interest in Sisecam Wyoming LLC (the "Company," "we," "us," or "our,") is owned by Sisecam Chemicals Wyoming LLC (“SCW LLC"). NRP Trona LLC, a wholly owned subsidiary of Natural Resource Partners L.P. ("NRP") owns a 49% membership interest in the Company.  SCW LLC is 100% owned by Sisecam Chemicals Resources LLC ("Sisecam Chemicals,") which is 60% owned by Sisecam USA Inc. ("Sisecam USA") and 40% owned by Ciner Enterprises Inc. ("Ciner Enterprises").  Sisecam USA is a direct wholly-owned subsidiary of Türkiye Şişe ve Cam Fabrikalari A.Ş, a Turkish Corporation ("Şişecam Parent"), which is an approximately 51%-owned subsidiary of Turkiye Is Bankasi Turkiye Is Bankasi ("Isbank").  Şişecam Parent is a global company operating in soda ash, chromium chemicals, flat glass, auto glass, glassware glass packaging and glass fiber sectors. Şişecam Parent was founded over 88 years ago, is based in Turkey and is one of the largest industrial publicly-listed companies on the Istanbul exchange.  With production facilities in several continents and in several countries, Sisecam is one of the largest glass and chemicals producers in the world.  Ciner Enterprises is a direct wholly-owned subsidiary of WE Soda Ltd., a U.K. Corporation (“WE Soda”).  WE Soda is a direct wholly-owned subsidiary of KEW Soda Ltd., a U.K. corporation (“KEW Soda”), which is a direct wholly owned subsidiary of Akkan Enerji ve Madencilik Anonim Şirketi (“Akkan”).  Akkan is directly and wholly owned by Turgay Ciner, the Chairman of the Ciner Group (“Ciner Group”), a Turkish conglomerate of companies engaged in energy and mining (including soda ash mining), media and shipping markets.  Prior to 2023, Sisecam Resources LP (“Sisecam LP”) owned 51% interest in the Company.  Sisecam LP was a master limited partnership traded on the New York Stock Exchange that was owned approximately 72% by SCW LLC, approximately 2% by Sisecam Resource Partners LLC (the “general partner” or “Sisecam GP,” and approximately 26% by the general public.  In 2023, SWC LLC dissolved Sisecam LP and Sisecam GP and became the direct owner of 51% of the Company.

2. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

The Company is in the business of mining trona ore to produce soda ash. All of our soda ash processed is currently sold to various domestic and international customers. Sisecam Chemicals is the exclusive sales agent for the Company. Sisecam Chemicals has leveraged the distributor network established by Sisecam Parent while independently reviewing current and potential distribution partners to optimize the Company’s reach into each market.

A summary of the significant accounting policies is as follows:

Basis of Presentation - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates - The preparation of financial statements, in accordance with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition - The Company’s revenues are recognized upon satisfaction of our performance obligations, that is, delivery and transfer of title to the product to our customers as discussed below.  Additionally, the Company has made an accounting policy election to account for shipping and handling activities as fulfillment costs.  We have one reportable segment, and our revenue is derived from the sale of soda ash which is our sole and primary good and service.

Performance Obligations. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer.  A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied.  At contract inception, we assess the goods and services promised in contracts with customers and identify performance obligations for each promise to transfer to the customer, a good or service that is distinct.  To identify the performance obligations, the Company considers all goods and services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.  From its analysis, the Company determined that the sale of soda ash is currently its only performance obligation.  Many of our customer volume commitments are short-term and our performance obligations for the sale of soda ash are generally limited to single purchase orders.

•	When performance obligations are satisfied. Substantially all of our revenue is recognized at a point-in-time when control of goods transfers to the customer.

•

Transfer of Goods. The Company uses standard shipping terms across each customer agreement with very few exceptions. Control transfer occurs at the point at which the customer has the ability to direct the use of and obtain substantially all remaining benefits from the asset. The time at which delivery and transfer of title, and therefore control, occurs ranges from the point when the product leaves the Company’s facilities (including leased terminals) to agreed upon delivery points.  Agreed upon delivery points at which control of the product transfers includes points where product reaches the port of loading, a vessel, or other agreed location, thereby rendering our performance obligation fulfilled.

•

Payment Terms. Our payment terms vary by the type and location of our customers.  The term between invoicing and when payment is due is not significant and consistent with typical terms in the industry.

•

Variable Consideration. We recognize revenue as the amount of consideration that we expect to receive in exchange for transferring promised goods or services to customers.  We do not adjust the transaction price for the effects of a significant financing component, as the time period between control transfer of goods and services and expected payment is one year or less.  At the time of sale, we estimate provisions for different forms of variable consideration (discounts, rebates, and pricing adjustments) based on historical experience, current conditions and contractual obligations, as applicable.  The estimated transaction price is typically not subject to significant reversals.  We adjust these estimates when the most likely amount of consideration we expect to receive changes, although these changes are typically immaterial.

•	Returns, Refunds and Warranties. In the normal course of business, the Company does not accept returns, nor does it typically provide customers with the right to a refund.

•

Freight. In accordance with FASB Accounting Standard Codification, Revenue from Contracts with Customers (Topic 606) (“ASC 606”), the Company made a policy election to treat freight and related costs that occur after control of the related good transfers to the customer as fulfillment activities instead of separate performance obligations. Therefore, freight is recognized as part of the cost of products sold at the point in which control of soda ash has transferred to the customer.

Revenue Disaggregation. In accordance with ASC 606-10-50, the Company disaggregates revenue from contracts with customers into geographical regions. The Company determined that disaggregating revenue into these categories achieved the disclosure objectives to depict how the nature, timing, amount and uncertainty of revenue and cash flows are affected by economic factors. Refer to Note 14, “Segment Reporting,” for revenue disaggregated into geographical regions.

Revenue Contract Balances. The timing of revenue recognition, billings and cash collections results in billed receivables, unbilled receivables (contract assets), and customer advances and deposits (contract liabilities).

•

Contract Assets. At the point of transfer of control of product, the Company has an unconditional right to payment generally that is only dependent on the passage of time.  In general, customers are billed and a receivable is recorded at the point in which transfer of control has taken place.  These billed receivables are reported as “Accounts Receivable, net” on the Balance Sheets as of December 31, 2023 and December 31, 2022. There were no contract assets as of December 31, 2023 and December 31, 2022.

•

Contract Liabilities. There may be situations where customers are required to prepay a portion of the transaction price.  In such instances, a contract liability will be recorded.  There were no contract liabilities as of December 31, 2023 and December 31, 2022.

Freight Costs - The Company includes freight costs billed to customers for shipments administered by the Company in gross sales. The related freight costs incurred by the Company along with cost of products sold are deducted from gross sales to determine gross profit.

Cash and Cash Equivalents - The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of money market deposit accounts.

Accounts Receivable - We determine expected credit losses for recorded receivables based on information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount.

Inventory - Inventory is carried at the lower of cost or net realizable value. Cost is determined using the first-in, first-out method for raw material and finished goods inventory and the weighted average cost method for stores inventory. Costs include raw materials, direct labor and manufacturing overhead. Net realizable value is defined as the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.

•	Raw material inventory includes material, chemicals and natural resources being used in the mining and refining process.

•	Finished goods inventory is the finished product soda ash.

•

Stores inventory includes parts, materials and operating supplies which are typically consumed in the production of soda ash and currently available for future use.  If the inventory has been used within the preceding twelve months, it is classified as current assets and remainder is classified as non-current assets.

Property, Plant, and Equipment - Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of depreciable assets, using the straight-line method. The estimated useful lives applied to depreciable assets are as follows:

Useful Lives
Land improvements	10 years
Depletable land	15 - 60 years
Buildings and building improvements	10-30 years
Computer hardware	3-5 years
Machinery and equipment	5-20 years

The Company's policy is to evaluate property, plant, and equipment for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. An indicator of potential impairment would include situations when the estimated future undiscounted cash flows are less than the carrying value. The amount of any impairment then recognized would be calculated as the difference between estimated fair value and the carrying value of the asset.

Derivative Instruments and Hedging Activities - The Company may enter into derivative contracts from time to time to manage exposure to the risk of exchange rate changes on its foreign currency transactions, the risk of changes in natural gas prices, and the risk of the variability in interest rates on borrowings.  Gains and losses on derivative contracts qualifying for hedge accounting are reported as a component of the underlying transactions.  The Company follows hedge accounting for its hedging activities.  All derivative instruments are recorded on the balance sheet at their fair values.  The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation.  The Company designates its derivatives based upon criteria established for hedge accounting under generally accepted accounting principles.  For a derivative designated as a fair value hedge, the gain or loss is recognized in earnings in the period of change together with the offsetting gain or loss on the hedged item attributed to the risk being hedged.  For a derivative designated as a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of accumulated other comprehensive income (loss) and subsequently reclassified into earnings when the hedged exposure affects earnings. Upon reclassification into earnings, the cash flow hedge is also reflected in the statement of cash flows as a part of the changes in accrued derivatives fair value. For derivatives not designated as hedges, the gain or loss is reported in earnings in the period of change.  When the Company has natural gas physical forward contracts, they are accounted for under the normal purchases and normal sales scope exception.

The Company has interest rate swap contracts, designated as cash flow hedges, to mitigate our exposure to possible increases in interest rates.  The swap contracts consist of one individual $12,500 swap with an aggregate notional value of $12,500 at December 31, 2023 and two individual $12,500 swaps with an aggregate notional value of $25,000 at December 31, 2022. The swap outstanding at December 31, 2023 matures in 2024.

We enter into financial gas swap contracts, designated as cash flow hedges, to mitigate volatility in the price of natural gas related to a portion of the natural gas we consume.  These contracts generally have various maturities through 2024.  These contracts had an aggregate notional value of $22,778 and $39,679 at December 31, 2023 and December 31, 2022, respectively.

The following table presents the fair value of derivative assets and liabilities and the respective balance sheet locations as of:

	Assets				Liabilities
	December 31, 2023		December 31, 2022		December 31, 2023		December 31, 2022
(in thousands)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedges:
Interest rate swap contracts - current	Other current assets	$315	Other current assets	$ 204	Accrued Expenses	$ —	Accrued Expenses	$—
Financial gas swap contracts - current	Other current assets	269	Other current assets	43,399	Accrued Expenses	7,541	Accrued Expenses	7,921
Interest rate swap contracts - non-current	Other non-current assets	—	Other non-current assets	782	Other non-current liabilities	—	Other non-current liabilities	—
Financial gas swap contracts - non-current	Other non-current assets	—	Other Non-current assets	1,498	Other non-current liabilities	—	Other non-current liabilities	507
Total derivatives designated as hedging instruments		$584		$45,883		$7,541		$8,428

Income Tax - The Company is organized as a pass-through entity for federal income tax purposes and therefore is not subject to federal or certain state income taxes. As a result, our members are responsible for income taxes based on their respective share of taxable income. Net income for financial statement purposes may differ significantly from taxable income reportable to members as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under the membership agreement.

Reclamation Costs - The Company is obligated to return the land beneath its refinery and tailings ponds to its natural condition upon completion of operations and is required to return the land beneath its rail yard to its natural condition upon termination of the various lease agreements.

The Company accounts for its land reclamation liability as an asset retirement obligation, which requires that obligations associated with the retirement of a tangible long-lived asset be recorded as a liability when those obligations are incurred, with the amount of the liability initially measured at fair value. Upon initially recognizing a liability for an asset retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

The estimated original liability calculated in 1996 for the refinery and tailing ponds was calculated based on the estimated useful life of the mine, which was 80 years, and on external and internal estimates as to the cost to restore the land in the future and state regulatory requirements. The liability was discounted using a weighted average credit-adjusted risk-free rate of approximately 6% and is being accreted throughout the estimated life of the related assets to equal the total estimated costs with a corresponding charge being recorded to cost of products sold.

The Company has constructed a rail yard to facilitate loading and switching of rail cars. The Company is required to restore the land on which the rail yard is constructed to its natural conditions. The original estimated liability for restoring the rail yard to its natural condition was calculated based on the land lease life of 30 years and on external and internal estimates as to the cost to restore the land in the future. The liability is discounted using a credit-adjusted risk-free rate of 4% and is being accreted throughout the estimated life of the related assets to equal the total estimated costs with a corresponding charge being recorded to cost of products sold.

Fair Value of Financial Instruments - The following methods and assumptions were used to estimate the fair values of each class of financial instruments:

The Company measures certain financial and non-financial assets and liabilities at fair value on a recurring basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. Fair value disclosures are reflected in a three-level hierarchy, maximizing the use of observable inputs and minimizing the use of unobservable inputs.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Fair value accounting requires that these financial assets and liabilities be classified into one of the following three categories:

•	Level 1-inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market.

•

Level 2-inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability.

•	Level 3-inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability.

Financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, derivative financial instruments and long-term debt. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate their fair value because of the nature of such instruments. Our long-term debt and derivative financial instruments are measured at their fair values with Level 2 inputs based on quoted market values for similar but not identical financial instruments.

The carrying value of the Sisecam Wyoming Credit Facility (as defined below) materially reflects the fair value as the rate is variable and its key terms are similar to indebtedness with similar amounts, durations and credit risks. The fair value of the Sisecam Wyoming Equipment Financing Arrangement was $34,662 versus a carrying value of $36,177 at December 31, 2023. See Note 8, “Debt,” for additional information on our debt arrangements.

Subsequent Events - The Company has evaluated all subsequent events through March 7, 2024, the date the financial statements were available to be issued. See Note 15, "Subsequent Events," for additional information.

Recently Issued and Adopted Accounting Standards - In November 2023, the FASB issued ASU 2023-07, Segment Reporting (topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”) requiring entities to disclose its significant segment expense categories and amount for each reportable segment.  The Company is currently evaluating ASU 2023-07 and the impact to the Company’s financial statements.

3. ACCOUNTS RECEIVABLE, NET

Trade receivables, net and other receivables balances at January 1, 2022 were $109,677 and $7,208, respectively.  Accounts receivable, net consisted of the following at December 31:

	2023	2022
Trade receivables, net	$141,898	$162,957
Other receivables	8,628	7,886
Total	$150,526	$170,843

4. INVENTORY

Inventory consisted of the following at December 31:

	2023	2022
Raw materials	$13,262	$14,776
Finished goods	12,651	23,670
Stores inventory, current	11,625	9,301
Total	$37,538	$47,747

5. PROPERTY, PLANT, AND EQUIPMENT, NET

Property, plant, and equipment, net consisted of the following at December 31:

	2023	2022
Land and land improvements	$192	$192
Depletable land	4,031	4,031
Buildings and building improvements	169,036	168,209
Computer hardware	2,737	6,592
Machinery and equipment	748,702	732,262
Total	924,698	911,286
Less accumulated depreciation, depletion and amortization	(703,479)	(679,966)
Total net book value	221,219	231,320
Construction in progress	34,577	30,108
Property, plant, and equipment, net	$255,796	$261,428

Depreciation, depletion and amortization expense on property, plant, and equipment was $29,811, $26,414, and $30,049 for the years ended December 31, 2023, December 31, 2022 and December 31, 2021, respectively.

6. OTHER NON-CURRENT ASSETS

Other non-current assets consisted of the following at December 31:

	2023	2022
Stores inventory, non-current	$22,318	$22,353
Internal-use software, net of accumulated amortization	4,817	4,868
Other	1,200	4,266
Total	$28,335	$31,487

During the years ended December 31, 2023, 2022 and 2021, in accordance with ASC 350-40, Internal Use Software, we capitalized $22, $38, and $869, respectively, of certain internal use software development costs. Software development activities generally consist of three stages (i) the research and planning stage, (ii) the application and infrastructure development stage, and (iii) the post-implementation stage. Costs incurred in the planning and post-implementation stages of software development, or other maintenance and development expenses that do not meet the qualification for capitalization are expensed as incurred. Costs incurred in the application and infrastructure development stage, including significant enhancements and upgrades, are capitalized. These software development costs are amortized on a straight-line basis over the estimated useful life of five to ten years under depreciation and amortization expense which is included in the cost of products sold financial statement line item of the statements of operations and comprehensive income. During the years ended December 31, 2023, 2022 and 2021, we amortized internal use software development costs of $873, $862, and $853, respectively. At December 31, 2023 and 2022 internal-use software gross cost was $8,540 and $8,574, respectively and accumulated amortization was $3,723 and $3,706, respectively. Amortization for these internal use software development costs is expected to be approximately $813 per year.

7. ACCRUED EXPENSES

Accrued expenses consisted of the following at December 31:

	2023	2022
Accrued capital expenditures	$1,593	$1,596
Accrued employee compensation & benefits	10,749	11,302
Accrued energy costs	7,073	11,726
Accrued royalty costs	7,424	11,096
Accrued other taxes	5,195	5,361
Accrued derivatives fair value	7,541	7,921
Received not invoiced accruals	7,640	8,812
Other accruals	3,195	1,512
Total	$50,410	$59,326

8. DEBT

Long-term debt consisted of the following at December 31:

	2023	2022
Sisecam Wyoming Equipment Financing Arrangement Security Note Number 001 with maturity date of March 26, 2028, fixed interest rate of 2.479%	$18,358	$21,505
Sisecam Wyoming Equipment Financing Arrangement Security Note Number 002 with maturity date of December 17, 2026, fixed interest rate of 2.4207%	17,819	23,477
Sisecam Wyoming Credit Facility, secured principal expiring on October 28, 2026, variable interest rate as a weighted average rate of 7.37% at December 31, 2023	77,000	92,000
Total debt	113,177	136,982
Less current portion of long-term debt	9,030	8,805
Total long-term debt	$104,147	$128,177

Aggregate maturities required on long-term debt at December 31, 2023 are due in future years as follows:

2024	$9,060
2025	9,285
2026	86,515
2027	3,518
2028	4,893
Total	$113,271

Sisecam Wyoming Equipment Financing Arrangement

Master Loan and Security Agreement:

On March 26, 2020, Sisecam Wyoming LLC and Banc of America Leasing & Capital, LLC, as lender (the “Equipment Financing Lender”), entered into an equipment financing arrangement (“Sisecam Wyoming Equipment Financing Arrangement”), including a Master Loan and Security Agreement, dated as of March 25, 2020 (as amended, the “Master Agreement”) and an Equipment Security Note Number 001, dated as of March 25, 2020 (the “Sisecam Wyoming Equipment Financing Arrangement Security Note Number 001,” or the “Initial Secured Note”), which provides the terms and conditions for the debt financing of certain equipment related to the Company’s natural gas-fired turbine co-generation facility that became operational in March 2020. Each equipment financing entered into under the Sisecam Wyoming Equipment Financing Arrangement will be evidenced by the execution of one or more equipment notes (including the Initial Secured Note) that incorporate the terms and conditions of the Master Agreement (each, an “Equipment Note”). In order to secure the payment and performance of the Company's obligations under the Sisecam Wyoming Equipment Financing Arrangement, the Company granted to the Equipment Financing Lender a continuing security interest in all of the Company’s right, title and interest in and to the Equipment (as defined in the Master Agreement) and certain related collateral.

On October 28, 2021, in connection with the entry into the Sisecam Wyoming Credit Facility (which replaced the Prior Sisecam Wyoming Credit Facility), the Company and the Equipment Financing Lender entered into an amendment to the Master Agreement, in order to amend and restate all covenants that are based upon a specified level or ratio relating to assets, liabilities, indebtedness, rentals, net worth, cash flow, earnings, profitability, or any other accounting-based measurement or test to conform with the Sisecam Wyoming Credit Facility.

On December 17, 2021, the Company and the Equipment Financing Lender entered into Amendment Number 001 to the Initial Secured Note (“First Amendment to the Initial Secured Note”). The First Amendment to the Initial Secured Note, provides among other things: (i) upon the occurrence of an early full payoff of the Second Secured Note (as defined below), the Company shall simultaneously pay, in full, the outstanding amount of the Initial Secured Note and (ii) the Company grants to Equipment Financing Lender a security interest in all collateral securing the Second Secured Note to secure the Company’s obligations under the Initial Secured Note.

At December 31, 2023, the Company was in compliance with all financial covenants of the Sisecam Wyoming Equipment Financing Arrangement.

The Sisecam Wyoming Equipment Financing Arrangement:

(1)  incorporates all covenants in the Sisecam Wyoming Credit Facility (as defined below), now or hereinafter existing, or in any applicable replacement credit facility accepted in writing by the Equipment Financing Lender, that are based upon a specified level or ratio relating to assets, liabilities, indebtedness, rentals, net worth, cash flow, earnings, profitability, or any other accounting-based measurement or test, and (2) includes customary events of default subject to applicable grace periods, including, among others, (i) payment defaults, (ii) certain mergers or changes in control of the Company, (iii) cross defaults with certain other indebtedness (a) to which the Equipment Financing Lender is a party or (b) to third parties in excess of $10,000, and (iv) the commencement of certain insolvency proceedings or related events identified in the Master Agreement. Upon the occurrence of an event of default, in its discretion, the Equipment Financing Lender may exercise certain remedies, including, among others, the ability to accelerate the maturity of any Equipment Note such that all amounts thereunder will become immediately due and payable, to take possession of the Equipment identified in any Equipment Note, and to charge the Company a default rate of interest on all then outstanding or thereafter incurred obligations under the Sisecam Wyoming Equipment Financing Arrangement:

Among other things, Security Note Number 001:

•	was executed on March 25, 2020;

•	has a principal amount of $30,000;

•	has a maturity date of March 26, 2028;

•

shall be payable by the Company to the Equipment Financing Lender in 96 consecutive monthly installments of principal and interest commencing on April 26, 2020 and continuing thereafter until the maturity date of the Initial Secured Note, which shall be in the amount of approximately $307 for the first 95 monthly installments and approximately $4,307 for the final monthly installment; and

•

entitles the Company to prepay all (but not less than all) of the outstanding principal balance of the Initial Secured Note (together with all accrued interest and other charges and amounts owed thereunder) at any time after one (1) year from the date of the Initial Secured Note, subject to the Company paying to the Equipment Financing Lender an additional prepayment amount determined by the amount of principal balance prepaid and the date such prepayment is made.

In connection with the Second Sisecam Wyoming Amendment (as defined below), the Master Agreement was amended to incorporate, among other things, the modified covenants set forth in the Second Sisecam Wyoming Amendment related to consolidated leverage ratios of Sisecam Wyoming.

In December 2021 a waiver was obtained to accommodate the Sisecam USA acquisition of control of Sisecam Chemicals from Ciner Enterprises (the "CoC Transaction").

First Amendment to Security Note Number 001:

On December 17, 2021, the Company and the Equipment Financing Lender entered into Amendment Number 001 to the Initial Secured Note (“First Amendment to the Initial Secured Note”). The First Amendment to the Initial Secured Note, provides among other things: (i) upon the occurrence of an early full payoff of the Second Secured Note, (as defined below), the Company shall simultaneously pay, in full the outstanding amount of the Initial Secured Note and (ii) the Company grants to Equipment Financing Lender a security interest in all collateral securing the Second Secured Note to secure the Company’s obligations under the Initial Secured Note.

The Company’s balance under the Sisecam Wyoming Equipment Financing Arrangement at December 31, 2023 was $18,452 ($18,358 net of financing costs). At December 31, 2023 the effective interest rate was 2.718%.

Among other things, Security Note Number 002:

•	was executed on December 17, 2021;

•	has a principal amount of $29,000;

•	has a maturity date of December 17, 2026;

•

shall be payable by Sisecam Wyoming to the Equipment Financing Lender in 60 consecutive monthly installments of principal and interest commencing on January 17, 2022 and continuing thereafter until the maturity date of the Second Secured Note, which shall be in the amount of approximately $514 for each monthly installment;

•

entitles Sisecam Wyoming to prepay all (but not less than all) of the outstanding principal balance of the Second Secured Note (together with all accrued interest and other charges and amounts owed thereunder) at any time after one (1) year from the date of the Second Secured Note, subject to Sisecam Wyoming paying to the Equipment Financing Lender an additional prepayment amount determined by the amount of principal balance prepaid and the date such prepayment is made and subject to Sisecam Wyoming simultaneously paying, in full, the outstanding amount of the Initial Secured Note as discussed above; and

•

upon the occurrence of full payoff of Initial Secured Note dated as of March 25, 2020 under the Master Agreement, Sisecam Wyoming shall simultaneously pay, in full, the outstanding amount of this Second Secured Note.

Sisecam Wyoming Credit Facility

On October 28, 2021, the Company entered into a new $225,000 senior secured revolving credit facility (the “Sisecam Wyoming Credit Facility”) with each of the lenders listed on the respective signature pages thereof and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer. The Sisecam Wyoming Credit Facility matures on October 28, 2026. On closing, the amount drawn under this new Sisecam Wyoming Credit Facility approximated the amount outstanding under the Prior Sisecam Wyoming Credit Facility at September 30, 2021.

The Sisecam Wyoming Credit Facility provides, among other things:

•	a sublimit up to $40,000 for the issuance of standby letters of credit and a sublimit up to $20,000 for swingline loans;

•	an accordion feature that enables the Company to increase the revolving borrowings under the Sisecam Wyoming Credit Facility by up to an additional $250,000 (subject to certain conditions);

•

in addition to the aforementioned revolving borrowings, an ability to incur up to $225,000 of additional term loan facility indebtedness to finance the Company's capacity expansion capital expenditures; (subject to certain conditions);

•

a pledge by the Company of substantially all of the Company’s assets (subject to certain exceptions), including: (i) all present and future shares of any subsidiaries of the Company (whether now existing or hereafter created) and (ii) all personal property of the Company (subject to certain conditions);

•

contains various covenants and restrictive provisions that limit (subject to certain exceptions) the Company’s ability to: (i) incur certain liens or permit them to exist; (ii) incur or guarantee additional indebtedness; (iii) make certain investments and acquisitions related to the Company’s operations in Wyoming); (iv) merge or consolidate with another company; (v) transfer, sell or otherwise dispose of assets, (vi) make distributions; (vii) change the nature of the Company’s business; and (viii) enter into certain transactions with affiliates;

•

a requirement to maintain a quarterly consolidated leverage ratio of not more than 3.25:1:00; provided, however, subject to certain conditions, the Company shall have the ability to increase the maximum consolidated leverage ratio to 3.75:1.00 for a year while the Company is undertaking capacity expansion capital expenditures;

•	a requirement to maintain a quarterly consolidated interest coverage ratio of not less than 3.00:1.00; and

•	customary events of default including (i) failure to make payments required under the Sisecam Wyoming Credit Facility, (ii) events of default resulting from failure to comply with covenants and financial ratios, (iii) the occurrence of a voluntary change of control, as a result of which the Company is directly or indirectly controlled by persons or entities not currently directly or indirectly controlling the Company, (iv) the institution of insolvency or similar proceedings against the Company, and (v) the occurrence of a cross default under any other material indebtedness the Company may have. Upon the occurrence of an event of default, in their discretion, the Sisecam Wyoming Credit Facility lenders may exercise certain remedies, including, among others, accelerating the maturity of any outstanding loans, accrued and unpaid interest and all other amounts owing and payable such that all amounts thereunder will become immediately due and payable, and if not timely paid upon such acceleration, to charge Sisecam Wyoming a default rate of interest on all amounts outstanding under the Sisecam Wyoming Credit Facility. However, upon the occurrence of an involuntary change of control of Sisecam Wyoming, and after the passage of time as specified in the Sisecam Wyoming Credit Facility, the Company’s debt thereunder would be accelerated.

In addition, loans under the Sisecam Wyoming Credit Facility (other than any swingline loans) will bear interest at the Company's option at either:

•

a base rate, which equals the highest of (i) Bank of America’s prime rate, (ii) the federal funds rate then in effect on such day, plus 0.50%; (iii) one-month Bloomberg Short-Term Bank Yield Index (“BSBY”) adjusted daily rate, plus 1.0%; and (iv) 1.0%, plus, in each case, an applicable margin range from 0.50% to 1.75% based on the consolidated leverage ratio of Sisecam Wyoming; or

•	a BSBY rate for interest periods of one, three or six months, plus, in each case, an applicable margin range from 1.50% to 2.75% based on the consolidated leverage ratio of Sisecam Wyoming.

In addition, if a BSBY rate ceases to exist for any period, loans under the Sisecam Wyoming Credit Facility will bear interest based on alternative indexes (including the secured overnight financing rate), plus an applicable margin.

The unused portion of the Sisecam Wyoming Credit Facility is subject to a per annum commitment fee and the applicable margin of the interest rate under the Sisecam Wyoming Credit Facility will be determined as follows:

Pricing Tier	Leverage Ratio	BSBY Rate Loans	Base Rate Loans	Commitment Fee
1	< 1.25:1.0	1.50%	0.50%	0.23%
2	≥ 1.25:1.0 but < 1.75:1.0	1.75%	0.75%	0.25%
3	≥ 1.75:1.0 but < 2.25:1.0	2.00%	1.00%	0.28%
4	≥ 2.25:1.0 but < 3.00:1.0	2.25%	1.25%	0.30%
5	≥ 3.00:1.0 but < 3.50:1.0	2.50%	1.50%	0.33%
6	≥ 3.50:1.0	2.75%	1.75%	0.35%

The Sisecam Wyoming Credit Facility permits the consolidated leverage ratio as of the end of each fiscal quarter of Sisecam Wyoming, commencing with the fiscal quarter ending December 31, 2021, to be greater than 3.25: 1.00; provided, however, during the Specified Capital Expansion Holiday, the lenders shall not permit the consolidated leverage ratio as of the end of each fiscal quarter of the Company to be greater than 3.75:1.00.  “Specified Capital Expansion Holiday” means the period consisting of four (4) full fiscal quarters after the Company has (i) made capital expenditures related to the Specified Capital Expansion (or other capital expansion project approved by the board of directors, board of managers or equivalent governing body of the Company) of at least $200,000 and (ii) provided written notice to the administration that the Company  is electing to initiate such Specified Capital Expansion Holiday.  “Specified Capital Expansion” means expansion activities related to the lenders’ soda ash operations in Wyoming which have been approved in writing by the Company’s board of directors, board of managers or equivalent governing body.  The Sisecam Wyoming Credit Facility permits the consolidated interest coverage ratio as of the end of any fiscal quarter of the Company,  commencing with the fiscal quarter ending December 31, 2021, to be less than 3.00:1.00.

In connection with the CoC Transaction (as defined above), on December 17, 2021, Sisecam Wyoming entered into the First Amendment (“First Amendment”) to its $225,000 senior secured revolving credit facility, dated as of October 28, 2021 (as amended, the “Sisecam Wyoming Credit Facility”), with each of the lenders listed on the respective signature pages thereof and Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer.  Pursuant to the First Amendment, the definition of “Change of Control” under the Credit Facility was revised to reflect that the updated indirect ownership of Sisecam Resource LP and Sisecam GP as contemplated by the CoC Transaction will not cause a Change of Control under the Sisecam Wyoming Credit Facility so long as the CoC Transaction occurred prior to March 31, 2022.  The CoC Transaction did not cause a change in control event under the Credit Facility.

Management is not aware of any current circumstances that would result in an event of default under the Sisecam Wyoming Credit Facility at December 31, 2023 or in the next twelve months.

9. OTHER NON-CURRENT LIABILITIES

Other non-current liabilities consisted of the following at December 31:

	2023	2022
Asset retirement obligations	$8,901	$8,434
Derivative instruments and hedges, fair value and other liabilities	17	595
Accrued non-income tax related taxes	6,468	7,084
Total	$15,386	$16,113

Details of the asset retirement obligations reserve shown above are as follows:

	2023	2022
Asset retirement obligations reserve at beginning of year	$8,434	$7,993
Accretion expense	467	441
Asset retirement obligations reserve at end of year	$8,901	$8,434

At December 31, 2023 and 2022 the undiscounted asset retirement obligations were approximately $44,745 and $46,235, respectively.

10. EMPLOYEE BENEFIT PLANS

The Company participates in various benefit plans offered and administered by Sisecam Chemicals and is allocated its portions of the annual costs related thereto. The specific plans are as follows:

Retirement Plans - Benefits provided under the retirement plans for salaried employees and hourly employees (the “Retirement Plans”) are based upon years of service and average compensation for the highest 60 consecutive months of the employee’s last 120 months of service, as defined.  The Retirement Plans cover substantially all full-time employees hired before May 1, 2001.  Sisecam Chemicals’ Retirement Plans had a net liability balance of $20,951 and $26,576 at December 31, 2023 and December 31, 2022, respectively. Sisecam Chemicals’ current funding policy is to contribute an amount within the range of the minimum required and the maximum tax-deductible contribution.  The Company’s allocated portion of the Retirement Plans’ net periodic pension cost (benefit) for the years ended December 31, 2023, 2022 and 2021 was $478, $(3,705) and $(2,723), respectively.

Savings Plan -The 401(k) retirement plan (the “401(k) Plan”) covers all eligible hourly and salaried employees. Eligibility is limited to all domestic residents and any foreign expatriates who are in the United States indefinitely. The 401(k) Plan permits employees to contribute specified percentages of their compensation, while the Company makes contributions based upon specified percentages of employee contributions. Participants hired on or subsequent to May 1, 2001, will receive an additional contribution from the Company based on a percentage of the participant’s base pay. Contributions made to the 401(k) Plan for the years ended December 31, 2023, 2022, and 2021 were $3,999, $3,604, and $3,356, respectively.

Postretirement Benefits - Most of the Company’s employees hired before January 2, 2017 are eligible for postretirement benefits other than pensions if they reach age 58 while still employed with at least 10 years of service.

The postretirement benefits are accounted for by Sisecam Chemicals on an accrual basis over an employee’s period of service.  The postretirement plan, excluding pensions, is not funded, and Sisecam Chemicals has the right to modify or terminate the plan.  The post-retirement plan had a net unfunded liability of $6,783 and $7,652 on December 31, 2023 and December 31, 2022, respectively.

The Company’s allocated portion of postretirement cost for the years ended December 31, 2023, 2022, and 2021, was $437, $713, and $871, respectively.

11. ACCUMULATED OTHER COMPREHENSIVE (LOSS)/INCOME

Accumulated other comprehensive (loss)/income as of December 31, 2023, 2022, and 2021 consisted of the following:

	Interest Rate Swap Contracts	Financial Gas Swap Contracts	Total

BALANCE at January 1, 2021	$(1,273)	$1,345	$72
Other comprehensive income before reclassification	205	5,692	5,897
Amounts reclassified from accumulated other comprehensive income	702	(702)	—
Net current-period other comprehensive (loss)/income	907	4,990	5,897
BALANCE at December 31, 2021	$(366)	$6,335	$5,969
Other comprehensive income before reclassification	1,249	44,215	45,464
Amounts reclassified from accumulated other comprehensive income/(loss)	262	(14,082)	(13,820)
Net current-period other comprehensive income	1,511	30,133	31,644
BALANCE at December 31, 2022	$1,145	$36,468	$37,613
Other comprehensive income before reclassification	112	(8.155)	(8,043)
Amounts reclassified from accumulated other comprehensive income/(loss)	(942)	(35,585)	(36,527)
Net current-period other comprehensive income	(830)	(43,740)	(44,570)
BALANCE at December 31, 2023	$315	$(7,272)	$(6,957)

The components of other comprehensive income/(loss), that have been reclassified out of accumulated other comprehensive income/loss consisted of the following:

	2023	2022	2021	Affected Line Items on the Statements of Operations and Comprehensive Income
Details about other comprehensive income/(loss) components:
Gains/(losses) on cash flow hedges:
Interest rate swap contracts	$(942)	$262	$702	Interest expense
Financial gas swap contracts	(35,585)	(14,082)	(702)	Cost of products sold
Total reclassifications for the period	$(36,527)	$(13,820)	$—

12. COMMITMENTS AND CONTINGENCIES

Lease and License Commitments

The Company leases and licenses mineral rights from the U.S. Bureau of Land Management, the state of Wyoming, Sweetwater Royalties, LLC, a subsidiary of Sweetwater Trona OpCo LLC and the successor in interest to the license to the Rock Springs Royalty Company, LLC (“RSRC”), an affiliate of Occidental Petroleum Corporation (formerly an affiliate of Anadarko Petroleum Corporation), and other private parties which provide for royalties based upon production volume.  The Company has a perpetual right of first refusal with respect to these leases and license and intends to continue renewing the leases and license as has been its practice.

Sisecam Chemicals enters into contracts with one railroad company for the majority of the domestic rail freight services that the Company receives and the related freight and logistics costs are allocated to the Company.  For the years ended December 31, 2023 and 2022, the Company shipped over 90% of our soda ash to our customers initially via a single rail line owned and controlled by the railroad company. If Sisecam Chemicals does not ship at least a significant portion of our soda ash production on the railroad company’s rail line during a twelve-month period, it must pay the railroad company a shortfall payment under the terms of our transportation agreement.  The Company assists the majority of its domestic customers in arranging their freight services.  During the years ended December 31, 2023 and 2022, Sisecam Chemicals had no shortfall payments and does not expect to make any such payments in the future.  Sisecam Chemicals renewed its agreement with the railroad company in October 2021, which expires on December 31, 2025.

As of December 31, 2023, the total minimum contractual rental commitments under the Company’s various operating leases, including renewal periods is approximately $1,911 with the amount due in any of the next five years being immaterial.

Sisecam Chemicals typically enters into operating lease contracts with various lessors for rail cars to transport product to customer locations and warehouses.  Rail car leases under these contractual commitments range for periods from one to ten years.  Sisecam Chemicals’ obligation related to these rail car leases are $14,613 in 2024, $13,253 in 2025, $12,021 in 2026, $8,777 in 2027 and $6,347 thereafter.  Total lease expense allocated to the Company from Sisecam Chemicals was approximately $17,113, $10,996, and $10,583 for the years ended December 31, 2023, 2022 and 2021, respectively and is recorded in cost of products sold.

Purchase Commitments - We have financial gas swap contracts to mitigate volatility in the price of natural gas.  As of December 31, 2023, these contracts' aggregate notional value totaled approximately $22,778 for the purchase of a portion of the Company’s natural gas requirements for the following year. The Company has a separate contract through 2031 for the transportation of natural gas with an average minimum annual cost of approximately $1,500 per year.

Legal and Environmental Matters- From time to time we are party to various claims and legal proceedings related to our business. Although the outcome of these proceedings cannot be predicted with certainty, management does not currently expect any such legal proceedings we may be involved in from time to time to have a material effect on our business, financial condition and results of operations. We cannot predict the nature of any future claims or proceedings, nor the ultimate size or outcome of any such claims and legal proceedings and whether any damages resulting from them will be covered by insurance.

Mine Permit Bonding Commitment - Our operations are subject to oversight by the Land Quality Division of Wyoming Department of Environmental Quality (“WDEQ”).  Our principal mine permit issued by the Land Quality Division, requires the Company to provide financial assurances for our reclamation obligations for the estimated future cost to reclaim the area of our processing facility, surface pond complex and on-site sanitary landfill. The Company provides such assurances through a third-party surety bond (the “Surety Bond”). The Surety Bond amount was $41,814 on December 31, 2023 and 2022.

13. AGREEMENTS AND TRANSACTIONS WITH AFFILIATES

Agreements and transactions with affiliates have a significant impact on the Company’s financial statements because the Company is a subsidiary and investee within two different global group structures.  Agreements directly between the Company and other affiliates, or indirectly between affiliates that the Company does not control, can have a significant impact on recorded amounts or disclosures in the Company's financial statements, including any commitments and contingencies between the Company and affiliates, or potentially, third parties.

Sales-affiliates are sales that aligned with the Company’s foreign market penetration and logistics cost strategies.  Cost of goods sold-affiliates primarily consists of logistic services.

Selling, general and administrative expenses also include amounts charged to the Company by its affiliates principally consisting of salaries, benefits, office supplies, professional fees, travel, rent and other costs of certain assets used by the Company. Sisecam Chemicals provides the Company with certain corporate, selling, marketing and general and administrative services, in return for which the Company has agreed to pay Sisecam Chemicals an annual management fee and reimburse Sisecam Chemicals for certain third-party costs incurred in connection with providing such services.  In addition, under the limited liability company agreement governing Sisecam Wyoming, Sisecam Wyoming reimburses Sisecam Chemicals for employees who operate Sisecam Chemical’s assets and for support provided to Sisecam Wyoming.

These transactions with affiliates do not necessarily represent arm's length transactions and may not represent all costs if Sisecam Wyoming operated on a standalone basis.

The total selling, general and administrative costs charged to the Company by affiliates for the years ended December 31, 2023, 2022 and 2021 were as follows:

	2023	2022	2021
Sisecam Chemicals	$20,753	$19,016	$16,494
Other	—	245	141
Total selling, general and administrative expenses - affiliates	$20,753	$19,261	$16,635

As of December 31, 2023 and 2022, the Company had due from/to with affiliates as follows:

	2023		2022
	Accounts receivable - affiliates	Due to affiliates	Accounts receivable - affiliates	Due to affiliates
Sisecam Chemicals (1)	$53,759	$2,881	$53,862	$3,408
Other	1,412	2,001	62	2,653
Total	$55,171	$4,882	$53,924	$6,061

(1) Accounts receivable from Sisecam Chemicals is primarily related to the timing of funding for the pension and postretirement plans offered and administered by Sisecam Chemicals.

14. SEGMENT REPORTING

Our operations are similar in geography, nature of products we provide, and type of customers we serve. As the Company earns substantially all of its revenues through the sale of soda ash mined at a single location, we have concluded that we have one operating segment for reporting purposes.

The net sales by geographic area for the years ended December 31, 2023, 2022 and 2021 were as follows:

	2023	2022	2021
Domestic	$345,647	$304,994	$276,778
International	427,943	415,126	263,361
Total net sales	$773,590	$720,120	$540,139

The Company had no customers for the year ended December 31, 2023 that individually represented over 10% of net sales and two major international customers for the year ended December 31, 2022 and 2021, which individually account for over 10% of net sales. Revenues from these customers were $188,162 for the year ended December 31, 2022 and $173,000 for the year ended December 31, 2021. The Company had two customers whose outstanding balance individually represented over 10% of accounts receivable with combined accounts receivable balance of $39,788 and $45,917 at December 31, 2023 and December 31, 2022, respectively.

15. SUBSEQUENT EVENTS

Cash Distribution

On February 1, 2024, the members of the board of managers of Sisecam Wyoming, approved a cash distribution to the members of Sisecam Wyoming in the aggregate amount of $29,000. This distribution was paid on February 2, 2024.

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